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                                                                       EXHIBIT 5

                                 April 27, 2001

George L. Chapman
Chairman of the Board,
Chief Executive Officer and President
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604

                        Re:   HEALTH CARE REIT, INC.:
                              Registration Statement on Form S-3
                              SEC File No. 333-
                              Our File No. 39384

Dear Mr. Chapman,

      We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-3 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of 1,000,000 shares of the Company's common stock (hereinafter referred to as the "Shares").

      In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render an opinion herein set forth.

      Based upon the foregoing, it is our opinion that the shares will be, when issued and sold in the manner set forth in the Registration Statement, legally and validly issued and fully paid and nonassessable.

      The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,

                                SHUMAKER, LOOP & KENDRICK,  LLP



                                By:  /S/  Mary Ellen Pisanelli